Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Shareholders

Castwell Precast Corporation

We hereby consent to the inclusion in this SB-2 Registration Statement of Castwell Precast Corporation of our report dated February 23, 2007, relating to the financial statements of Castwell Precast Corporation for the period from the date of inception (March 25, 2005) to December 31, 2005 and for the year ended December 31, 2006, and to the use of our name as it appears under the caption “Experts”.

/s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

January 22, 2008